Exhibit 3(i).1

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:42 PM 10/31/2008
FILED 03:42 PM 10/31/2008
SRV 081084340 - 4618559 FILE

                                STATE OF DELAWARE
                          CERTIFICATE OF INCORPORATION
                               A STOCK CORPORATION

FIRST: The name of this Corporation is Meiguo Ventures I. Inc.

SECOND: Its registered office in the State of Delaware is to be located at One Commerce Center, 1201 Orange St. #600, in the City of Wilmington, County of New Castle Zip Code 19899. The registered agent in charge thereof is Incorp Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total stock of this corporation is authorized to issue is 1,500,000 shares (number of authorized shares) with a par value of $0.0001 per share.

FIFTH: The name and mailing address of the incorporator are as follows:

             Name:            David Keaveney
             Mailing Address  28248 North Tatum Blvd Suite B-1-434
                              Cave Creek, AZ Zip Code 85331

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 31 day of October, A.D. 2008.



By: /s/ David Keaveney
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             (Incorporator)


NAME: David W. Keaveney
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            (type or print)